Exhibit 5.1

March 31, 2017	79612.00005

Capricor Therapeutics, Inc.
8840 Wilshire Blvd., 2nd Floor

Beverly Hills, CA 90211

Ladies and Gentlemen:

We have acted as counsel to Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated March 31, 2017 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-207149) originally filed with the Commission under the Act on September 28, 2015 (the “Registration Statement”), and the related prospectus, dated September 25, 2015, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of up to $5,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) that may be issued and sold from time to time through H.C. Wainwright & Co., LLC (“H.C. Wainwright”) pursuant to a common stock sales agreement by and between the Company and H.C. Wainwright, dated as of March 31, 2017 (the “Sales Agreement”).

This opinion letter updates and supplements our opinion letter dated September 25, 2015, filed as an exhibit to the Registration Statement. All assumptions, limitations, qualifications and exceptions set forth in our opinion letter dated September 25, 2015, filed as an exhibit to the Registration Statement, are incorporated by reference into this opinion letter.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Sales Agreement, the Company’s Certificate of Incorporation, as amended, as certified as of March 30, 2017 by the Secretary of State of the State of Delaware and the Bylaws of the Company, as certified by the Vice President of Finance of the Company as of the date hereof, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of officers of the Company and have not independently verified such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. We have also assumed the legal capacity and competency of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

March 31, 2017

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP